UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Crown Castle Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is the text of a press release issued by Crown Castle Inc. on March 25, 2024:

Crown Castle Issues Open Letter to Shareholders

Files Preliminary Proxy Statement; Recommends Shareholders Vote FOR Crown Castle’s Director Nominees

Addresses Statements by Ted Miller

HOUSTON, TX – March 25, 2024 – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today filed its preliminary proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its 2024 Annual Meeting of Stockholders to be held on May 22, 2024.

In connection with the filing, the Company announced that the Board has nominated 12 directors to stand for election at the Company’s Annual Meeting. The Board’s nominees comprise diverse individuals with executive and public-company board experience across a range of relevant backgrounds, including telecommunications, towers, fiber, real estate and REIT, as well as strategic planning, finance, M&A and technology, all of whom are actively engaged in overseeing the execution of the Company’s strategy. The Crown Castle Board of Directors unanimously recommends shareholders use the WHITE proxy card to vote FOR only the twelve nominees proposed by our Board of Directors. The Board encourages shareholders to read its preliminary proxy materials for additional information, which can be found on the SEC’s website at www.sec.gov.

Additionally, the Company issued the following letter to Crown Castle Shareholders, which lays out the steps that the Board is currently taking to create shareholder value and aims to set the record straight regarding certain statements made by Ted Miller and Boots Capital Management, LLC (“Boots Capital”).

Dear Shareholders,

The Crown Castle Board and management team believe that we have made significant strides over the last three months toward creating a stronger and more valuable company. We remain focused on the comprehensive strategic and operating review of the fiber and small cell business, in conjunction with Morgan Stanley, BofA Securities, Paul, Weiss and leading industry consultants. We also remain focused on the search for the Company’s next CEO with the support of a leading executive search firm. We expect to share an update on the progress of these initiatives in the near future.

The Board values feedback from all of its shareholders, and as we advance these initiatives, we are committed to acting in our shareholders’ best interests by positioning Crown Castle for long-term success and value creation.

Recently, Boots Capital and in particular one of its principals, Ted Miller, have publicly provided suggestions regarding our fiber and small cell business and the operations of our tower business. We believe a number of these statements are misleading to the market, and we want to ensure our shareholders have heard all of the facts. Included below are responses to certain of Ted Miller’s claims.

Ted Miller Claim[1]	Setting the Record Straight
Claim: Crown Castle’s Board “continues to refuse to meaningfully engage with us or our value enhancing proposal”

Crown Castle has engaged extensively with Ted Miller since the outset of his campaign.

•     On December 27, 2023, Rob Bartolo and Interim CEO Tony Melone had a meeting with Mr. Miller in which Mr. Miller presented Boots Capital’s proposals for the Company.

1 Unless otherwise stated, all quotations of Ted Miller’s claims are from Boots Capital’s press release filed by Boots Capital on Schedule 14A on March 14, 2024.

Ted Miller Claim[1]	Setting the Record Straight

•     On January 30, 2024, members of the Board and Crown Castle advisors met for nearly two hours with representatives of Boots Capital, namely Messrs. Green, Miller and Rice, to discuss Boots Capital’s proposed plan for the Company.

•     On February 2, 2024, the Board invited Mr. Miller to submit a proposal for the fiber business, which he declined to do.

•     On February 8 and 9, 2024, the NESG Committee participated in interviews with each of the director nominees suggested by Boots Capital.

•     On March 3, 2024, in response to Morgan Stanley’s outreach on behalf of the Company, Mr. Miller stated that although he had reached out to Company executives, Mr. Miller did not have any new proposal to make or discuss.

•     On March 15, 2024, Tony Melone sent a letter to Mr. Miller requesting that he identify his purported "25 prospective buyers and financing sources”[2] and reiterated the Board's invitation to the Boots Group and such interested parties to submit any proposals for a fiber transaction.

•     On March 19, 2024, Mr. Bartolo met with Mr. Miller in person to discuss Mr. Miller’s campaign and had a follow-up call with Mr. Miller on March 20, 2024.

•     On March 21, 2024, the Board met with all of the Boots Capital nominees and discussed their qualifications and their proposals for the Company. Later that day, Mr. Melone also had a follow-up discussion with Mr. Miller.

Claim: As one of the founders and a substantial shareholder, Mr. Miller has “a special perch from which to drive a cultural and operational reawakening”

Mr. Miller’s purported ownership of Crown Castle represents significantly less than half of one percent, yet he is seeking to hand pick 33% of the Company’s Board and secure 17% of the Board for members of his family, including attempting to become Executive Chairman of the Board.

•     Around the time of Mr. Miller’s departure from the Board in August 2002, Crown Castle’s stock price had declined to approximately $1 per share. The stock is now over 100 times above that price – an increase achieved while Mr. Miller had no role in the Company’s operations or governance.

•     Crown Castle today is very different than it was 22 years ago when Mr. Miller was last at the Company. The Company is now a REIT and is part of the S&P 500.

o     In fiscal year 2002, the Company generated less than $1 billion of revenue and operated 15,000 towers. In comparison, revenue for our current fiscal year is expected to be 7x larger, and the Company now operates more than 40,000 towers as well as small cell and fiber assets.

o     Mr. Miller has never had direct experience operating a business of our current size in the face of changing industry dynamics that have developed over the last two decades since his departure from the Company.

•     In addition, and very importantly, the Company believes that Mr. Miller’s attempt to be named Executive Chairman of the Company could have a chilling effect on Crown Castle's CEO

2 Presentation filed by Boots Capital on Schedule 14A on March 12, 2024.

Ted Miller Claim[1]	Setting the Record Straight
search, potentially increasing the time the Company operates without a permanent CEO.
Claim: Boots Capital has a “long-term plan – not a short-term trading strategy”

•     Boots Capital acquired the majority of its ownership position in Crown Castle after Elliott’s disclosure in November 2023, and Boots Capital has indicated that approximately 80% of its position consists of call options that expire in 10 months. At the time of the Annual Meeting in May 2024, there will be approximately eight months of duration remaining on Boots Capital’s current call options.

•     Boots Capital has not clarified whether the entity that holds the derivatives has the capital to exercise these options and we are not aware of any commitment that has been made to exercise these options.

Claim: Boots Capital has developed a detailed plan for a fiber sale that Crown Castle could use instead of “recreating the wheel”

Boots Capital has provided no actionable proposal or introductions to any interested parties, but rather the outline of a theoretical transaction.

•     Boots Capital claims to have signed NDAs with “25 prospective buyers and financing sources” for the fiber business, but has not revealed any of their names to the Board.

•     Crown Castle subsequently asked Boots Capital for clarity on these representations and for the identities of the parties to the NDAs in a letter to Boots Capital dated March 15, 2024.

•     As far as the Company is aware, none of those “prospective buyers” or “financing sources” have contacted the Company or its advisors regarding their interest in any potential transaction.

•     Crown Castle has received no evidence that any of these “prospective buyers and financing sources” are in a position to transact for the fiber business.

Claim: There will be “$1bn+ of [incremental] CCI tax benefits if [the fiber sale] closed in 2024”[3]

Closing a potential fiber sale in 2024 will not create incremental tax savings for Crown Castle.

•     Boots Capital’s proposal does not create any actual tax “savings” to Crown Castle, because Crown Castle is a REIT and does not pay taxes as long as it pays distributions to shareholders equal to its taxable income each year.

o    The only potential benefit to Crown Castle from Boots Capital’s proposal would be to create deductions in the year of the fiber business sale that would offset some of the gain and thereby reduce Crown Castle’s REIT distribution requirements, enabling Crown Castle to retain more of the fiber sale proceeds.

o     However, Crown Castle has a number of other options to deal with its REIT distribution requirements without rushing into complex and highly uncertain transactions.

o     In addition, none of the Company's net operating losses, which would reduce its REIT distribution requirements in the case of a potential fiber sale, expire in 2024.

3 Presentation filed by Boots Capital on Schedule 14A on March 12, 2024.

Ted Miller Claim[1]	Setting the Record Straight

•     Furthermore, the Fiber Review Committee and its advisors are already working to complete the strategic review of the fiber and small cell business and any related actions as quickly as possible. Boots Capital’s proposed process would not offer any timing advantage over the process that the Company already has underway, especially considering the fact that the potential unidentified bidders have not, to our knowledge, reached out to the Company’s advisors despite the strategic review process beginning several months ago.

Claim: “When it comes to executing the fiber sale, time is literally money”

As part of Boots Capital’s lawsuit, Boots Capital sought a court order to stop the important work of the Fiber Review Committee.

•     Had Boots Capital succeeded, this would have impeded all progress toward a potential transaction regarding the Company’s fiber business for months. Thankfully for investors, the judge rejected this motion.

•     Boots Capital similarly sought to impede the CEO Search Committee’s progress. Thankfully for investors, the judge also rejected this motion.

Claim: “Crown Castle has a 12-person Board, yet only one of its members includes a tower business in their resume”

Four of 12 of the Company’s Board members have relevant experience in the wireless tower industry.

•     Cindy Christy has more than 25 years of experience in the telecommunications and high-technology sector, where she held senior executive roles leading and developing major infrastructure portfolios―including tower, fiber and small cell―and her board role with CTIA, a wireless communications industry trade association.

•     Mr. Melone, a former Verizon senior executive, has more than 35 years of experience in the telecommunications industry, including responsibility for managing infrastructure assets and over 20,000 communications towers and over 50,000 wireless cell sites.

•     Sunit Patel served as Executive Vice President, Merger and Integration of T-Mobile during its merger with Sprint, including addressing the synergy opportunity to evaluate the combined T-Mobile and Sprint tower lease portfolio.

•     Brad Singer served as Senior Executive Vice President and CFO of American Tower Corporation, the largest owner of wireless towers in the world and with a domestic tower portfolio comparable to Crown Castle.

The Company is committed to correcting the record in the future as necessary. We remain confident that the actions we are already taking to orient the business for long-term success, which are in line with those suggested by Boots Capital, will enhance shareholder value and build on the Company’s strong foundation.

Sincerely,

Crown Castle Board of Directors

Shareholders may receive solicitation materials from Mr. Miller (together with Boots Capital and other entities and persons affiliated or associated with Mr. Miller, collectively, "Boots Group"), including an opposition proxy statement and gold proxy card. The Board of Directors does not endorse Boots Group’s nominees or Boots Group’s By-Laws Proposal and unanimously recommends shareholders discard any proxy materials from Boots Group.

Crown Castle’s preliminary proxy materials can be found on the SEC’s website at www.sec.gov. The Company’s definitive proxy materials will be distributed/disseminated to all shareholders eligible to vote at the 2024 Annual Meeting.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company’s Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) statements and expectations regarding the process and outcomes of CEO Search Committee, including that it will conduct the search to identify Crown Castle’s next CEO, (3) that the actions set forth in this press release best position the Company for long term success, including our Board’s regular evaluation of all paths to enhance shareholder value, (4) that the Company will benefit from the experience and insights of the newly appointed directors, (5) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry, and (6) statements and expectations regarding the Company’s revenue for fiscal year 2024. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Stockholder Information

On March 25, 2024, the Company filed a preliminary proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on March 25, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 88) and Appendix C (on page C-1). All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.

CONTACTS:

Dan Schlanger, CFO

Kris Hinson, VP & Treasurer

Crown Castle Inc.

713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449